EXHIBIT 23.1








                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Retrac Medical, Inc. (Form SB-2) of our report dated March 24, 2000, except of the sixth paragraph of
Note 7(H) which is as of April 1, 2000, the second paragraph under "Operations" in Note 1 which is as of May 31, 2000, the information under "Stock Split" in
Note 8 which is as of September 7, 2000, with respect to the consolidated financial statements of Retrac Medical, Inc., appearing in the Prospectus, which is part of the Registration Statement filed with the Securities and Exchange Commission.

We also consent to the reference to us under the headings "Experts" in such Prospectus.


/S/ M.R. Weiser & Co. LLP
-------------------------
M.R. Weiser & Co.LLP



New York, NY
September 21, 2000